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                                  EXHIBIT 11.0

                       COMPUTATION OF EARNINGS PER SHARE

                      THOMASTON MILLS, INC. AND SUBSIDIARY


                                        PERIOD ENDED     PERIOD ENDED    PERIOD ENDED
                                        JUNE 28, 1997    JUNE 29, 1996   JULY 01, 1995
                                        -------------    -------------   -------------
PRIMARY
  Weighted average shares outstanding       6,539,996        6,537,238       6,532,817
  Net effect of dilutive stock options-
   based on the treasury stock method
   using average market price                       0           11,517               0
                                        -------------    -------------   -------------
   TOTAL                                    6,539,996        6,548,755       6,532,817
                                        -------------    -------------   -------------
   NET INCOME(LOSS)                     $  (7,647,265)         615,282   $   3,373,496
                                        =============    =============   =============
   NET INCOME PER SHARE (LOSS)          $       (1.17)            0.09   $        0.52
                                        =============    =============   =============